Exhibit 99.1

NEWS

QWEST ANNOUNCES BOARD APPOINTMENT

Anthony Welters Joins Qwest Board of Directors

DENVER, July 25, 2006 — Qwest Communications International Inc. (NYSE: Q) announced today that its board of directors has approved the appointment to the Qwest board of Anthony Welters, president and CEO of AmeriChoice.

As president and CEO of AmeriChoice, a UnitedHealth Group Company, Welters has led the company from its start in 1989 as a privately owned health plan serving inner-city residents of Philadelphia to its current position as one of the nation’s leading providers of public-sector health care programs. AmeriChoice is a growing, diversified health-services company that facilitates care for about 1.4 million beneficiaries of government care in 16 states across the country.

Welters began his career as an attorney with the Securities and Exchange Commission in Washington, D.C., and later joined of staff of U.S. Sen. Jacob Javits of New York, whom he served as executive assistant. He later joined the staff of AMTRAK, where he served as director of federal affairs and as assistant vice president of corporate development. He also served as associate deputy secretary of the U.S. Department of Transportation. Welters is a member of the boards of West Pharmaceutical Services Inc., and C.R. Bard, Inc. He also is chairman of the board of the Morehouse School of Medicine and vice chairman of the board of New York University and a trustee of its law school and medical center.

Most recently, Welters was named a member of the council of the National Museum of African American History and Culture. He is a recipient of the Horatio Alger Award in recognition of his achievements and contributions to society and serves on the board of that charitable organization.

“Anthony brings an impressive background to the Qwest board — from health care to government to private business,” said Richard C. Notebaert, Qwest chairman and CEO. “His leadership and real-world sensitivity to business challenges will greatly benefit the board and we look forward to working with him.”

About Qwest

Qwest Communications International Inc. (NYSE: Q), through its operating subsidiaries, is a leading provider of high-speed Internet, data, video and voice services. With nearly 40,000 employees, Qwest is committed to the “Spirit of Service” and providing world-

class services that exceed customers’ expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Contacts:	Media Contact:	Investor Contact:
	Robert Toevs	Stephanie Comfort
	303-992-6264	800-567-7296
	bob.toevs@qwest.com	IR@qwest.com